EXHIBIT 95.1
Mine Safety Disclosure
The following disclosures are provided pursuant to Securities and Exchange Commission (SEC) regulations, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act). The disclosures reflect United States (U.S.) mining operations only, as these requirements do not apply to our mines operated outside the U.S.
Mine Safety Information.  Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a violation which describes the associated condition or practice and designates a timeframe within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed and, as part of that process, are often reduced in severity and amount, and are sometimes vacated. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the company and mine. Since MSHA is a branch of the U.S. Department of Labor, its jurisdiction applies only to our U.S. mines. As such, the mine safety disclosures that follow contain no information for our Canadian mines.
The table that follows reflects citations and orders issued to us by MSHA during the quarter ended March 31, 2016. The table includes only those mines that were issued orders or citations during the period presented and, commensurate with SEC regulations, does not reflect orders or citations issued to independent contractors working at our mines. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by MSHA. The proposed assessments for the quarter ended March 31, 2016 were taken from the MSHA system as of May 9, 2016.

Westmoreland Coal Company
10-Q Safety Statistics
Quarter Ended March 31, 2016

								Received	Received
							Total	Notice of	Notice of	Legal
			Section			Total Dollar	Number	Pattern of	Potential	Actions	Legal	Legal
Mine or			104(d)			Value of	of	Violations	to Have	Pending	Actions	Actions
Operating	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Pattern	as of	Initiated	Resolved
Name/MSHA	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Under	Last Day	During	During
Identification	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	(yes/no)	(yes/no)	of Period	Period	Period
Number	(#)(1)	(#)(2)	(#)(3)	(#)(4)	(#)(5)	($)(6)	(#)(7)	(8)	(8)	(#)(9)	(#)(9)	(#)(9)
Rosebud Mine & Crusher Conveyor
24-01747	2	—	—	—	—	$2,198	—	No	No	—	—	—
Absaloka Mine
24-00910	3	—	—	—	—	$8,457	—	No	No	15	1	—
Savage Mine
24-00106	—	—	—	—	—	$200	—	No	No	—	—	—
Jewett Mine
41-03164	6	—	—	—	—	$1,666	—	No	No	3	1	3
Beulah Mine
32-00043	—	—	—	—	—	$—	—	No	No	—	—	—
Kemmerer Mine
48-00086	—	—	—	—	—	$2,347	—	No	No	4	4	4
Buckingham Mine
33-04526	19	—	—	—	—	$47,706	—	No	No	18	17	101
Oxford Mine
33-03907	5	—	—	—	—	$700	—	No	No	1	—	—
San Juan Mine
29-02170	8	—	—	—	—	$9,770	—	No	No	2	1	2

(1)
Mine Act Section 104(a) citations are for alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal mine safety or health hazard.

(2)	Mine Act Section 104(b) orders are for alleged failures to totally abate a citation within the period of time specified in the citation.

(3)	Mine Act Section 104(d) citations and orders are for an alleged unwarrantable failure to comply with mandatory health or safety standards.

(4)	Total number of flagrant violations issued under Section 110(b)(2) of the Mine Act.

(5)
Mine Act Section 107(a) orders are for alleged conditions or practices that could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated and result in orders of immediate withdrawal from the area of the mine affected by the condition.

(6)	Total dollar value of MSHA assessments proposed during the quarter ended March 31, 2016.

(7)	Total number of mining-related fatalities during the quarter ended March 31, 2016.

(8)
Mine Act Section 104(e) written notices are for an alleged pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of a coal mine health or safety hazard, or the potential to have such a pattern.

(9)
Any pending legal action before the Federal Mine Safety and Health Review Commission (the “Commission”) involving a coal mine owned and operated by us.  The number of legal actions pending as of March 31, 2016 that fall into each of the following categories is as follows:

(a)  Contests of citations and orders: 28
(b)  Contests of proposed penalties: 19
(c)  Complaints for compensation: 0
(d)  Complaints of discharge, discrimination or interference: 0
(e)  Applications for temporary relief: 0
(f)  Appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission: 0